EXHIBIT 5.4

Sean J. Coleman
Direct Dial:	(770) 226-1357
Direct FAX:	(770) 818-2302
E-MAIL:	scoleman@hssw.com

Hartman, Simons, Spielman & Wood, LLP

6400 Powers Ferry Road, NW

Suite 400

Atlanta, Georgia 30339

January 31, 2005

United Agri Products, Inc.

7251 W. 4th Street

Greeley, CO 80634

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Re:	Registration of Securities of United Agri Products, Inc.

Ladies and Gentlemen:

We have acted as special counsel to UAP/GA AG Chem, Inc., a Georgia corporation (“UAP GA”), and Ravan Products, Inc., a Georgia corporation (“Ravan” and together with UAP GA, the “Georgia Subsidiaries” and each, a “Georgia Subsidiary”), in connection with a Registration Statement on Form S-4 (File No. 333-111710) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, together with the amendments thereto filed through the date hereof, being referred to as the “Registration Statement”), by United Agri Products, Inc. (the “Issuer”) and the guarantors listed therein (the “Guarantors”), including the Georgia Subsidiaries. The Registration Statement relates to the Issuer’s proposed offer (the “Exchange Offer”) to exchange up to $203,500,000 principal amount of the Issuer’s 8 1/4% Senior Notes due 2011 that have been registered under the Securities Act (such notes, the “Exchange Notes”), which Exchange Notes will be guaranteed (the “Guarantees”) by each of the Guarantors, including the Georgia Subsidiaries, for a like principal amount of the Issuer’s outstanding 8¼% Senior Notes due 2011 (the “Old Notes”), which Old Notes have also been guaranteed by each of the Guarantors, including the Georgia Subsidiaries.

In such capacity we have reviewed originals, or copies certified or otherwise identified to our satisfaction, of only the following:

1. the Registration Statement;

2. the Registration Rights Agreement, dated as of December 16, 2003 (the “Registration Rights Agreement”), among the Company, the Guarantors and UBS Securities LLC, Goldman Sachs & Co. and Bear, Stearns & Co. Inc., as initial purchasers;

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

3. a copy of the Indenture, dated as of December 16, 2003 (the “Indenture”), among the Company, the Guarantors and JPMorgan Chase Bank, as trustee, and the Guarantees of the Georgia Subsidiaries included therein;

4. the articles of incorporation of each Georgia Subsidiary as currently in effect;

5. the by-laws of each Georgia Subsidiary as currently in effect;

6. copies of the executed Unanimous Written Consent of the Directors of each Georgia Subsidiary, dated December 11, 2003, relating to the Indenture and the Guarantee of each Georgia Subsidiary included therein and the other transactions contemplated by the Registration Statement; and

7. certificates of the Georgia Secretary of State, dated January 7, 2005, to the effect that each Georgia Subsidiary is existing under the laws of the State of Georgia, and is in compliance with the applicable filing and annual registration provisions of, and authorized to transact business in, the State of Georgia.

In preparing this opinion, we have relied without independent verification as to matters of fact material to this opinion upon the statements, certificates and representations of officers, employees and other representatives of the Georgia Subsidiaries, including but not limited to the representations in the Indenture and the Guarantees included therein.

For purposes of our opinion, we have relied, without investigation, upon the assumption that:

(a) Each document submitted to us for review is accurate and complete and each document that is an original is authentic;

(b) Each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, and each certificate issued by a governmental official, office or agency concerning a person’s status, including but not limited to certificates of corporate existence, is accurate, complete and authentic; and

(c) All official public records (including their proper indexing and filing) are accurate and complete.

Based on the foregoing, and having due regard for such legal considerations as we deem relevant, and subject to the limitations, qualifications and exceptions set forth or incorporated herein, we are of the opinion that:

1. Each Georgia Subsidiary is a corporation validly existing and in good standing under the laws of the State of Georgia, and has the requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement, the Indenture and the Guarantee of each Georgia Subsidiary included therein.

2. The issuance of the Guarantee of each Georgia Subsidiary has been duly authorized by all necessary corporate action on the part of each Georgia Subsidiary.

United Agri Products, Inc.

O’Melveny & Myers LLP

January 31, 2005

3. The execution, delivery and performance by each Georgia Subsidiary of the Indenture and the Guarantee of each Georgia Subsidiary included therein do not violate such corporation’s articles of incorporation or by-laws.

The opinion expressed herein represents the judgment of this law firm as to certain legal matters. This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter for events including changes in relevant facts or law occurring after the date of this opinion letter. We are licensed to practice law only in the State of Georgia. Accordingly, the foregoing opinion applies only with respect to the laws of the State of Georgia and we express no opinion with respect to the laws of any other jurisdiction.

This opinion is being rendered at the request of the Issuer in order to facilitate the issuance of certain legal opinions required in connection with the Registration Statement by O’Melveny & Myers LLP, counsel for the Issuer.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in such Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules or Regulations of the Commission thereunder.

Very truly yours,

HARTMAN, SIMONS, SPIELMAN & WOOD, LLP

By:	/S/ SEAN J. COLEMAN
Sean J. Coleman, Partner

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